Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

TO: Global Diversified Industries, Inc.

As registered independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of Global Diversified Industries, Inc. for the year ended April 30, 2005 of our report dated July 25, 2005 and contained in the Registration Statement No. 333-113009 of Global Diversified Industries, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of Global Diversified Industries, Inc. for the year ended April 30, 2005.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
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Russell Bedford Stefanou Mirchandani LLP

McLean, Virginia
July 25, 2005